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                                                                    EXHIBIT 99.1
                                 NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------

Contacts:  Mike Ballinger at MBIA
           (914-765-3893)

           Mary Bergo Vermylen at CapMAC
           (212-891-6719)

                       CAPMAC HOLDINGS INC. AND MBIA INC.
                  LOWER EXCHANGE RATIO OF THEIR PENDING MERGER

Armonk, NY and New York, NY, January 16, 1998 - CapMAC Holdings Inc. (NYSE:KAP) and MBIA Inc. (NYSE:MBI) announced that they have revised the terms of their merger agreement to reduce the exchange ratio for determining the number of shares of MBIA common stock to be received in the merger by holders of CapMAC common stock.

Under the revised merger terms, each share of CapMAC common stock will be converted into the right to receive the number of shares of MBIA common stock obtained by dividing $31 (rather than $35 as originally provided) by the average of the closing price of MBIA common stock for the 15 trading days preceding the third trading day prior to the effective time of the merger. In contrast to the original merger terms, the $31 exchange ratio will not be subject to any "collars" in the event of a significant change in the price of MBIA's stock.

CapMAC and MBIA said the revision of the merger exchange ratio resulted from the recent downgrading by Standard & Poor's and Moody's Investors Service to below investment grade of the sovereign credit ratings of various Asian countries, including various countries in which CapMAC has exposure. CapMAC said that no claims have arisen under policies issued by CapMAC, whose portfolio continues to perform according to expectations. On January 15, 1998 Standard & Poor's also downgraded its credit rating of Asian Securitization and Infrastructure Assurance (Pte) Ltd. ("ASIA Ltd"), a bond guarantor specializing in Asian obligations in which CapMAC has an 11% equity interest. The downgradings of Asian sovereign ratings and of ASIA Ltd have resulted in corresponding downgrades in selected underlying ratings within CapMAC's insured portfolio. In addition, reinsurance that
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CapMAC has received from ASIA Ltd is now from a non-
investment grade provider. As a result, Standard & Poor's has indicated to CapMAC that additional capital would be required. CapMAC has obtained from MBIA and other insurance companies commitments to provide additional capital support.

David H. Elliott, Chairman and Chief Executive Officer of MBIA, said "MBIA continues to believe that a merger with CapMAC is in our best strategic interests. With the revised merger terms, we also believe that this transaction furthers MBIA's financial objectives." John B. Caouette, Chairman and Chief Executive Officer of CapMAC, said, "We don't believe that recent developments in Asia will have any long-term impact on our portfolio and we appreciate the endorsement of that view by MBIA and other insurers through their commitment to provide additional capital to CapMAC. Given our need for additional capital, CapMAC's Board of Directors believes that the revised merger terms are in the best interests of CapMAC's stockholders."

CapMAC and MBIA said their current expectation is that the merger will be consummated in mid to late February.

CapMAC Holdings Inc., through its subsidiaries, provides structured financial solutions; financial guarantee insurance of structured securities, primarily asset-backed securities; advisory and structuring services in connection with structured financings; investment management; and access to funding for its customers through third-party owned and managed securitization funding vehicles. Capital Markets Assurance Corporation (CapMAC), CapMAC Holdings' principal operating subsidiary, is a leading provider of financial guarantee insurance for structured securities, worldwide. CapMAC is rated Triple-A by Moody's Investors Services, Standard & Poor's Rating Services, Duff & Phelps Credit Rating Co. and Nippon Investors Service. CapMAC Holdings is the lead investor in Asian Securitization & Infrastructure Assurance (Pte) Ltd (ASIA Ltd), Asia's first financial guarantee company.

MBIA Inc., through its subsidiaries, is the world's preeminent financial guarantor and a leading provider of specialized financial services. MBIA provides innovative and cost-effective products and services that meet the credit enhancement, financial and investment needs of its public and

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private clients, domestically and internationally. MBIA Insurance Corporation has a claims-paying rating of Triple-A from Moody's Investors Service, Inc., Standard & Poor's Rating Services and Fitch Investors Service. Please visit MBIA's web site at http://www.mbia.com.

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